EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE: NOVEMBER 9, 2005

MESA LABS DECLARES QUARTERLY AND SPECIAL DIVIDENDS AND INITIATES NEW STOCK REPURCHASE PLAN

          LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB) today announced that its Board of Directors has declared a regular quarterly dividend of $.07 per share of common stock.  In addition the Board of Directors has declared a special one time dividend of $.25 per share of common stock.  Both dividends will be payable December 15, 2005, to shareholders of record on December 1, 2005.

          Since going public in 1984 Mesa Labs has maintained strong cash positions and has continued to build its balance sheet through steady earnings growth.  The increase in the regular quarterly dividend rate from $.06 to $.07 per common share represents a 17 percent increase.  For the third year in a row, the Board of Directors has chosen to issue a special year-end dividend increasing the special dividend to $.25 per common share or 25 percent from last year’s $.20 per common share rate.

          The Board of Directors also affirmed its intention to continue the Company’s stock repurchase plan by initiating a new buyback plan which allows for the repurchase of 300,000 shares of the Company’s common stock. Pursuant to the authorization, Mesa Laboratories, Inc. may purchase shares from time to time in the open market or through privately negotiated transactions. This plan will continue until the maximum is reached or the plan is terminated by further action of the Board.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2005 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

CONTACTS:
Luke R. Schmieder; President-CEO / Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000